Exhibit 3.2

SECOND AMENDED AND RESTATED

BY-LAWS

OF

ABIOMED, INC.

(THE CORPORATION)

INCORPORATED UNDER THE LAWS

OF THE STATE

OF

DELAWARE

Contents

ARTICLE I MEETINGS OF SHAREHOLDER(S)		4

1.1	Annual Meeting	4

1.2	Special Meetings	4

1.3	Notices of Meetings	4

1.4	Quorum	4

1.5	Majority Vote Required	5

1.6	Voting	5

1.7	Record Date	5

1.8	Action by Written Unanimous Consent	5

ARTICLE II BOARD OF DIRECTORS		5

2.1	Number, Election and Term of Office	5

2.2	Resignation, Removal and Vacancies	6

2.3	General Powers	6

2.4	Committees and Delegation of Powers	6

2.5	Designation of Depositories	6

2.6	Power to Establish Divisions	7

2.7	Dissolution of a Division	7

ARTICLE III MEETINGS OF THE BOARD OF DIRECTORS		7

3.1	Regular Meetings	7

3.2	Special Meetings	7

3.3	Notice of Meetings	7

3.4	Quorum	8

3.5	Participation	8

3.6	Manner of Acting	8

3.7	Action by Written Unanimous Consent	8

ARTICLE IV OFFICERS		8

4.1	Enumeration of Officers	8

4.2	Term of Office, Resignation and Removal	8

4.3	Authority and Duties of Officers	9

ARTICLE V SHARES		11

5.1	Regulation	11

5.2	Form of Share Certificate	11

5.3	Loss of Share Certificate	11

5.4	Transfer of Shares	11

ARTICLE VI EXECUTION OF INSTRUMENTS		12

6.1	Execution of Instruments by Officers	12

6.2	Execution Authority by Board Resolution	12

ARTICLE VII VOTING UPON SHARES HELD BY THE CORPORATION		12

ARTICLE VIII FISCAL YEAR		12

ARTICLE IX WAIVER OF NOTICE		13

ARTICLE X AMENDMENT OF BY-LAWS		13

ARTICLE XI INDEMNIFICATION OF DIRECTORS AND OFFICERS		13

11.1	Definitions	13

11.2	Right to Indemnification in General	14

11.3	Proceedings Other Than Proceedings by or in the Right of the Corporation	15

11.4	Proceedings by or in the Right of the Corporation	15

11.5	Indemnification of a Party Who is Wholly or Partly Successful	16

11.6	Indemnification for Expenses of a Witness	16

11.7	Advancement of Expenses	16

11.8	Notification and Defense of Claim	16

11.9	Method of Determination	17

11.10	Presumptions and Effect of Certain Proceedings	17

11.11	Non-Exclusivity	18

11.12	Insurance	18

11.13	No Duplicative Payment	18

11.14	Severability	18

ARTICLE I

MEETINGS OF SHAREHOLDER(S)

1.1 Annual Meeting.

The Corporation shall hold an Annual Meeting of Shareholder(s) (the Annual Meeting) for the purpose of electing members of the Board of Directors (the Board) and for the transaction of all other business that is properly brought before the meeting or otherwise required by law. The Annual Meeting shall be held at such time and place within or without the State where the Corporation is incorporated, or, to the extent provided by law, in part or solely by means of remote communication, as may be fixed by the Board as designated in the Notice of Annual Meeting or waiver of notice thereof. No Annual Meeting shall be required if all actions required by law to be taken at the Annual Meeting, including the election of Directors, are taken by written consent in lieu of a meeting pursuant to Section 1.8 hereof.

1.2 Special Meetings.

A special meeting of the shareholder(s) may be called for any purpose at any time by the Board, the Chairman of the Board, the President, a Senior Executive Officer, or the Secretary of the Corporation, or by one or more shareholders holding a majority of the aggregate voting power of the shares issued and outstanding. Such special meeting shall be held at such time and place within or without the State where the Corporation is incorporated, or, to the extent provided by law, in part or solely by means of remote communication, as designated in the Notice of Special Meeting or waiver of notice thereof.

1.3 Notices of Meetings.

(a)

Notices. At least ten (10) days but not more than sixty (60) days prior to the date designated for the holding of any meeting of the shareholder(s), written or electronic notice of the time, place and purpose of such meeting shall be delivered by mail, electronic mail or other form of recorded communication, or delivered personally or by telephone to each shareholder entitled to vote at such meeting.

(b)

Service of Notice. A notice of meeting shall be deemed duly served when (i) deposited in the United States Mail with postage fully paid and plainly addressed to the shareholder at the latest address appearing in the share records of the Corporation, or (ii) given by a form of electronic transmission consented to by the shareholder to whom notice is given.

(c)	Waiver of Notice. Such notice may be waived in accordance with the terms of Article IX hereof.

1.4 Quorum.

At any meeting of the shareholder(s), the holders of a majority of the aggregate voting power of the shares issued and outstanding entitled to vote at such meeting, present in person or represented by proxy, shall constitute a quorum, except as provided by law or by the Certificate of Incorporation or Articles of Incorporation, as applicable (the Charter).

1.5 Majority Vote Required.

When a quorum is present at any meeting of shareholders, the affirmative vote of the majority of the aggregate voting power of the shares, present in person or represented by proxy at the meeting and entitled to vote on the subject matter, shall constitute the act of the shareholders, unless a different affirmative vote threshold is required either by express provision of law, the Charter, or these By-Laws, in which case such express provision shall govern and control.

1.6 Voting.

(a)

Eligibility to Vote. Each shareholder shall have one vote for each share entitled to be voted as provided in the Charter, or as provided by law, and registered by name on the books of the Corporation as of the designated record date, if any.

(b)

Manner of Voting. At any meeting of the shareholder(s), each shareholder shall be entitled to vote either in person or by proxy appointed by instrument in writing subscribed by such shareholder or by its duly authorized attorney or agent and delivered to the Secretary at the meeting.

1.7 Record Date.

The Board may, but shall not be required to, designate a record date in advance of, but not exceeding, twenty (20) days preceding the date of any meeting of shareholder(s). If a record date is designated, only shareholders of record on such date shall be entitled to such notice of and to vote at such meeting, or to receive payment of dividends, or allotment of rights or to exercise such rights with respect to any such change, conversion or exchange of share capital, as the case may be, notwithstanding any transfer of any shares on the books of the Corporation after any such record date but prior to the date of such meeting.

1.8 Action by Written Unanimous Consent.

Unless otherwise provided in the Charter, any action required to be taken or which may be taken at any meeting of the shareholder(s) of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, including electronic or other form of recorded communication as permitted by law, setting forth the action so taken, is signed and delivered to the Corporation by all shareholder(s) entitled to vote at such meeting.

ARTICLE II

BOARD OF DIRECTORS

2.1 Number, Election and Term of Office.

The number of Directors of the Corporation shall be not less than one nor more than twenty, as determined by the Board from time to time.

Except as otherwise provided by law, each Director shall be elected at the Annual Meeting, and shall hold office until a successor is duly elected and qualified, or until such earlier resignation, removal or termination of employment by the Corporation or an affiliate thereof.

2.2 Resignation, Removal and Vacancies.

Any Director may resign at any time by giving written notice of resignation to the Board, the Chairman of the Board, the President, a Senior Executive Officer, or the Secretary of the Corporation. Such notice may be written, electronic or by other form of recorded communication as permitted by law and shall take effect at the time specified therein, or at the time it is accepted by action of the Board.

Any one Director, or the Board in its entirety, may be removed with or without cause at any time by the holders of a majority of the shares then entitled to vote at an election of Directors, or by written consent of the shareholder(s) pursuant to Section 3.7 hereof.

Vacancies in the Board and newly created directorships resulting from any increase in the authorized number of Directors shall be filled by appointment made by a majority of the Directors then in office.

2.3 General Powers.

The business, property and affairs of the Corporation shall be managed by or under the direction of the Board, which shall have and may exercise all such powers of the Corporation and do all such lawful acts and things required or as provided by law, by the Charter or by these By-Laws.

2.4 Committees and Delegation of Powers.

(a)

Committees of the Board. The Board may appoint, from among its members, from time to time one or more committees, each committee to have such name or names and to have such powers and duties as may be determined from time to time by the Board. All committees shall report to the Board. The Board shall have the power to fill vacancies in, to change the membership of, or to dissolve any committee. Each committee may hold meetings and make rules for the conduct of its business and appoint such sub-committees and assistants as it shall from time to time deem necessary. A majority of the members of a committee shall constitute a quorum for all purposes and at all meetings.

(b)

Delegation of Powers. The Board may delegate to an officer or committee any duties that are authorized or required to be executed during the intervals between meetings of the Board, and such officer or committee shall report to the Board when and as required by the Board.

2.5 Designation of Depositories.

The Board shall designate or delegate to the Treasurer, or such other officer as it deems advisable, the responsibility to designate one or more trust companies, or banks, in which shall be deposited the moneys and securities of the Corporation.

2.6 Power to Establish Divisions.

The Board may establish administrative or operating divisions (each, a Division) of the Corporation. Each Division may have a management board (the Management Board), which shall be appointed by the Board, the Chairman, the President, or a Senior Executive Officer of the Corporation. The Management Board may appoint officers of the Division, including a non-executive Chairman, one or more non-executive Vice Chairmen, a President, one or more Vice Presidents, a Treasurer, one or more Assistant Treasurers, a Secretary, one or more Assistant Secretaries, and such other Senior Executive Officers of the Division as the Management Board may determine necessary or desirable.

Unless otherwise limited by the Board, the Management Board and the officers of the Division shall perform the same duties and, except for the power to designate depositories, shall have the same powers as to their Division as pertain, respectively, to the Board and the officers of the Corporation. The powers granted to the officers of the Division in the preceding sentence include, without limitation, the power to execute and deliver on behalf of the Division, contracts, conveyances and other instruments. Such power and any other powers granted to the Division or its Management Board in this Section shall at all times be subject to the authority granted by the Board of the Corporation, and may be amended or withdrawn by the Board of the Corporation at any time.

2.7 Dissolution of a Division.

The Board shall have the power at any time to dissolve a Division by a quorum of Directors of the Corporation.

ARTICLE III

MEETINGS OF THE BOARD OF DIRECTORS

3.1 Regular Meetings.

Regular meetings of the Board may be held at such places and times, either within or without the State where the Corporation is incorporated, as the Board may from time to time determine.

3.2 Special Meetings.

Special meetings of the Board may be held at such places and times as may be determined by the Chairman of the Board, by the President, a Senior Executive Officer, or the Secretary of the Corporation, or by a majority of the Board.

3.3 Notice of Meetings.

(a)

Notice Required. If so determined by a quorum of the Board, no advance notice need be given; in the absence of such determination, then, at least two (2) days prior to the day of holding any regular or special meeting of the Board, notice of the time, place and purpose of such meeting shall be delivered personally to each member of the Board either by mail, electronic mail, telephone, or other form of recorded communication.

(b)	Waiver of Notice. Notice may be waived in accordance with Article IX hereof.

3.4 Quorum.

A majority of the Board shall constitute a quorum for all purposes and at all meetings unless otherwise required by law.

3.5 Participation.

Unless otherwise restricted by the Charter or these By-Laws, Directors may participate in a meeting of the Board by means of teleconference or similar communication by which all persons participating in the meeting are able to communicate with each other. Such participation in a meeting shall constitute presence in person at the meeting.

3.6 Manner of Acting.

The act of a majority of the Directors present at any meeting at which a quorum is present shall be the act of the Board.

3.7 Action by Written Unanimous Consent.

Unless otherwise restricted by the Charter or these By-Laws, any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, if all members of the Board consent in writing setting forth the actions so taken (the Consent). The Consent shall be signed by each Director, in writing or by electronic or other form of recorded communication and delivered to the Corporation and filed with the books and records of the Corporation.

ARTICLE IV

OFFICERS

4.1 Enumeration of Officers.

In accordance with the laws of the state of incorporation, the officers of the Corporation may consist of a non-executive Chairman of the Board, one or more non-executive Vice Chairmen of the Board, a President, one or more Vice Presidents, a Treasurer, one or more Assistant Treasurers, a Secretary, one or more Assistant Secretaries, and such other Senior Executive Officers as from time to time shall be designated and elected by the Board as set forth in Section 4.2 hereof. Any two or more offices may be held by the same person, and except as provided by law, the Board may leave any office unfilled for such period as it may deem proper in its discretion.

4.2 Term of Office, Resignation and Removal.

(a)

All officers of the Corporation shall be duly elected by the Board and shall hold office for such term as prescribed by the Board. Each officer shall hold office until a successor has been duly elected and qualified or until resignation, removal or termination of employment by the Corporation or an affiliate thereof.

(b)

Any officer may resign at any time by giving written notice of resignation to the Board, the President, a Senior Executive Officer, or the Secretary of the Corporation. Such notice may be written, electronic or by other form of recorded communication as permitted by law and shall take effect at the time specified therein, or at the time it is accepted by action of the Board.

(c)

Any officer shall be deemed to have resigned upon termination of employment by the Corporation or an affiliate thereof, and such resignation shall take effect upon the date of termination or such other time as determined by action of the Board.

(d)	All officers and agents elected or appointed by the Board shall be subject to removal at any time by the Board, with or without cause, by the affirmative vote of a majority of the Board.

4.3 Authority and Duties of Officers.

(a)

All officers, as between themselves and the Corporation, shall have such authority and perform such duties in the management of the Corporation as may be provided in these By-Laws or, to the extent not so provided, by the Board.

(b)	Chairman of the Board (Non-Executive).

The Chairman of the Board (the Chairman) shall be a non-executive office. The Chairman shall preside at all meetings of shareholder(s) and Directors. Except where the signature of the Chairman is required by law or when expressly authorized by the Board, the Chairman shall not possess the power to sign certificates, contracts or other instruments of the Corporation. During the absence or disability of the President, the Chairman shall designate another officer to exercise all powers and discharge all duties of the President. The Chairman shall perform such other duties as the Board shall designate from time to time.

(c)	Vice Chairman of the Board (Non-Executive).

A Vice Chairman of the Board (the Vice Chairman) shall perform the duties and have the powers of the Chairman during the absence or disability of the Chairman and shall also perform such other duties as the Board shall designate from time to time. The office of Vice Chairman shall be a non-executive office without the power to sign certificates, contracts or other instruments of the Corporation.

(d)	President.

The President shall be the Chief Executive Officer of the Corporation and shall have general charge and supervision of the business and affairs of the Corporation and shall have all powers and shall perform all duties commonly incident to and vested in the office of president of a Corporation. In the absence of the Chairman and any Vice Chairmen, the President shall preside at all meetings of the shareholder(s) and of the Board. The President shall also perform such other duties as the Board shall designate from time to time.

(e)	Vice President.

A Vice President shall perform the duties and have the powers of the President during the absence or disability of the President and shall perform such other duties and have such other powers as the Board or the President shall designate from time to time.

(f)	Treasurer.

The Treasurer shall have the care and custody of the funds of the Corporation, and shall have and exercise, under the supervision of the Board, all powers and duties commonly incident to and vested in the office of the Treasurer. The Treasurer shall (i) deposit all funds of the Corporation in such trust company or trust companies, or bank or banks, as the Board shall designate from time to time, (ii) endorse for deposit or collection all checks, notes and drafts payable to the Corporation or to its order, and make drafts on behalf of the Corporation, and (iii) keep accurate books of accounts of the Corporation’s transactions. Such books shall be the property of the Corporation, and together with all its property in the Treasurer’s possession, shall be subject at all times to the inspection and control of the Board. The Treasurer shall also perform such other duties as the Board may designate from time to time.

(g)	Assistant Treasurer.

An Assistant Treasurer shall perform the duties and exercise the powers of the Treasurer during the absence or disability of the Treasurer and shall perform such other duties and exercise such other powers as the Board or Treasurer shall designate from time to time.

(h)	Secretary.

The Secretary shall, to the extent practicable, attend all meetings of the shareholder(s) and of the Board, and shall keep and preserve in the books and records of the Corporation true minutes of the proceedings of all such meetings. The Secretary shall (i) keep the Corporation’s share book, share ledger and share transfer book, (ii) shall prepare, issue, record, transfer and cancel share certificates as required by the proper transactions of the Corporation and of its shareholder(s), (iii) have the custody of all corporate books and records of the Corporation, (iv) give all notices required by statute, by the Charter or the By-Laws, and (v) keep custody of the seal of the Corporation. The Secretary shall have authority to affix the Corporation’s seal to all instruments where required, and when so affixed it shall be attested by the Secretary’s signature or by the signature of any other officer. The Secretary shall have all powers and shall perform all duties commonly incident to and vested in the office of Secretary of a corporation, and shall also perform such other duties as the Board shall designate from time to time.

(i)	Assistant Secretary.

An Assistant Secretary shall perform the duties and have the powers of the Secretary during the absence or disability of the Secretary and shall perform such other duties and have such other powers as the Board or Secretary shall designate from time to time.

(j)	Senior Executive Officers.

The Board may from time to time designate and elect such other Senior Executive Officers as the business of the Corporation may require, with titles such as, but not limited to, “General Manager”, “Chief Scientific Officer”, “Chief Medical Officer”, Head of ....”, “Director of ....”. Each Senior Executive Officer shall hold office for such period, have such authority, and perform such duties in the management of the business of the Corporation as are provided for in Article IV hereof for similar executive officer roles, or as the Board may from time to time determine. Any duly elected Senior Executive Officer is authorized to execute documents and agreements on behalf of the Corporation as set forth in Article VI hereof.

ARTICLE V

SHARES

5.1 Regulation.

Except as otherwise required by these By-Laws or provided by law, the Board may make such rules and regulations as it may deem expedient, governing the issue, transfer and registration of shares of the Corporation.

5.2 Form of Share Certificate.

(a)

Except as set forth in Section 5.2(b) hereof, each holder of shares of the Corporation shall be entitled to a share certificate signed by the President or a Vice President, and also by the Treasurer or an Assistant Treasurer, the Secretary or an Assistant Secretary, or as otherwise provided by law. The share certificates shall be in such form as shall be prescribed by the Board in accordance with the laws of the state of incorporation.

(b)

If the law of the state of incorporation permits, the Board may designate that some or all shares of the Corporation be represented by uncertificated shares. Such uncertificated shares shall be issued in compliance with statutory requirements and recorded in the books and records of the Corporation. Except as otherwise provided by law, the rights and obligations of the holders of uncertificated shares shall be identical to the rights and obligations of certificated shares of the same class.

5.3 Loss of Share Certificate.

In the case of loss, mutilation or destruction of an issued and outstanding share certificate, a duplicate certificate may be issued upon such terms as the Board may prescribe.

5.4 Transfer of Shares.

Shares of the Corporation shall be transferred on the books of the Corporation only by the holder of such shares in person or by power of attorney upon surrender and cancellation of a certificate or of certificates for an equivalent number of shares.

ARTICLE VI

EXECUTION OF INSTRUMENTS

6.1 Execution of Instruments by Officers.

(a)

Any duly elected officer, including, but not limited to, the President, any Vice President, the Treasurer, any Assistant Treasurer, any Senior Executive Officer, the Secretary or any Assistant Secretary, is authorized to execute and deliver documents and agreements in the name and on behalf of the Corporation regarding the management and affairs of the Corporation pertaining to their respective duties as further defined in these By-Laws, including but not limited to contracts, agreements, instruments, powers of attorney, deeds, mortgages, bonds, debentures, checks, drafts, transfers and contributions of equity; capital contributions; stock certificates, asset transfers; changes to charter documents of subsidiaries; formation or dissolution of subsidiaries; subsidiary merger approvals; and establishment and closings of branch or resident offices.

(b)

If the execution of a document has been authorized by the Board without specification as to the executing officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, any Senior Executive Officer, the Secretary or any Assistant Secretary may execute such document in the name and on behalf of the Corporation, and if required the Secretary or an Assistant Secretary may affix the corporate seal thereto.

6.2 Execution Authority by Board Resolution

Except as otherwise provided in these By-Laws, the Board shall have the power to designate and may authorize by resolution any such officer, employee or agent of the Corporation or an affiliate thereof who shall have power to execute and deliver documents and agreements in the name and on behalf of the Corporation, including but not limited to the documents set forth in 6.1(a) hereof.

ARTICLE VII

VOTING UPON SHARES HELD BY THE CORPORATION

Unless otherwise ordered by the Board, the President, any Vice President, the Treasurer, any Assistant Treasurer, any Senior Executive Officer, the Secretary and any Assistant Secretary shall have full power and authority on behalf of the Corporation to attend, to act at, to sign documents (i.e., any contract, conveyance, proxy or other instrument relating to shares held by the Corporation) and to vote at any meeting of shareholder(s) of any legal entity in which the Corporation may hold shares, and at any such meeting shall possess, and may exercise all rights and powers incident to the ownership of such shares which any owner thereof might have possessed and exercised if present. The Board, by resolution, may confer like powers upon any other person or persons.

ARTICLE VIII

FISCAL YEAR

The fiscal year of the Corporation shall end on the Sunday closest to the end of the calendar month of December and shall begin on the Monday following that Sunday unless otherwise provided by the Board.

ARTICLE IX

WAIVER OF NOTICE

Whenever any notice is required to be given by these By-Laws or the Charter of the Corporation or as provided by law, the person entitled thereto may, in person or by attorney thereunto authorized, in writing or by electronic mail or other form of recorded communication, waive such notice, whether before or after the meeting or other matter in respect of which such notice is given. In such event, notice need not be given to such person and such waiver shall be deemed equivalent to such notice.

ARTICLE X

AMENDMENT OF BY-LAWS

As provided by law or the Charter, these By-Laws may be adopted, amended or repealed by the shareholders or by the Board in any manner not inconsistent with the laws of the state of incorporation or the Charter, including any By-Law designating the number of Directors, provided that the Board shall not make, alter, amend or repeal any By-Laws designating the qualification or term of office of any member or members of the then existing Board.

ARTICLE XI

INDEMNIFICATION

11.1 Definitions.

For purposes of this Article XI the following terms shall have the meanings indicated:

(a)	“Code of Conduct” means the Corporation’s Code of Conduct for Directors, Officers and Employees as in effect from time to time.

(b)

“Corporate Status” describes the status of a person who is or was a director, officer, employee, agent, trustee or fiduciary of the Corporation or of any other corporation, partnership, joint venture, trust, employee benefit plan or other Enterprise which such person is or was serving at the express written request of the Corporation.

(c)

“Court” means the Court of Chancery of the State of Delaware, the court in which the Proceeding in respect of which indemnification is sought by a Covered Person shall have been brought or is pending, or another court having subject jurisdiction and personal jurisdiction over the parties.

(d)	“Covered Person” means a person who is a present or former director or officer of the Corporation and shall include such person’s legal representatives, heirs, executors and administrators.

(e)	“Disinterested Director” means a director of the Corporation who is not and was not a party to the Proceeding in respect of which indemnification is sought by a Covered Person.

(f)

“Enterprise” shall mean the Corporation and any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise of which a Covered Person is or was serving at the express written request of the Corporation as a director, officer, employee, agent, trustee or fiduciary.

(g)

“Expenses” shall include, without limitation, all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating or being or preparing to be a witness in a Proceeding.

(h)

“Good Faith” shall mean a Covered Person having acted in good faith and in a manner such Covered Person reasonably believed to be in or not opposed to the best interests of the Corporation or, in the case of an Enterprise which is an employee benefit plan, the best interests of the participants or beneficiaries of said plan, as the case may be, and, with respect to any Proceeding which is criminal in nature, having had no reasonable cause to believe such Covered Person’s conduct was unlawful.

(i)

“Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and may include law firms or members thereof that are regularly retained by the Corporation but not any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the standards of professional conduct then prevailing and applicable to such counsel, would have a conflict of interest in representing either the Corporation or a Covered Person in an action to determine such Covered Person’s rights under this Article.

(j)

“Proceeding” includes any action, suit, arbitration, alternate dispute resolution mechanism, investigation (including any internal corporate investigation), administrative hearing or any other actual, threatened or completed proceeding whether civil, criminal, administrative or investigative, other than one initiated by a Covered Person. For purposes of the foregoing sentence, a “Proceeding” shall not be deemed to have been initiated by a Covered Person where such Covered Person seeks to enforce such Covered Person’s rights under this Article.

11.2 Right to Indemnification in General.

(a)

Covered Persons. In connection with any Proceeding, the Corporation shall indemnify, and advance Expenses, to each Covered Person as provided in this Article and to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit. The indemnification provisions in this Article shall be deemed to be a contract between the Corporation and each Covered Person who serves in any such Corporate Status at any time while these provisions as well as the relevant provisions of the Delaware General Corporation Law are in effect and any repeat or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any Proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such a “contract right” may not be modified retroactively without the consent of such Covered Person.

(b)

Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board, grant indemnification and the advancement of Expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of Expenses of Covered Persons.

11.3 Proceedings Other Than Proceedings by or in the Right of the Corporation.

Each Covered Person shall be entitled to the rights of indemnification provided in this Section 11.3 if, by reason of such Covered Person’s Corporate Status, such Covered Person is, or is threatened to be made, a party to or is otherwise involved in any Proceeding, other than a Proceeding by or in the right of the Corporation. Each Covered Person shall be indemnified against Expenses, judgments, penalties, fines and amounts paid in settlements, actually and reasonably incurred by such Covered Person or on such Covered Person’s behalf in connection with such Proceeding or any claim, issue or matter therein, if such Covered Person did not violate the Corporation’s Code of Conduct and acted in Good Faith. Notwithstanding the foregoing, if such Covered Person shall have been found to have violated the Corporation’s Code of Conduct then in effect, the Corporation may, to the extent authorized by the Board, indemnify such Covered Person against Expenses, judgments, penalties, fines and amounts paid in settlement, actually and reasonably incurred by such Covered Person or on such Covered Person’s behalf.

11.4 Proceedings by or in the Right of the Corporation.

(a)

Each Covered Person shall be entitled to the rights of indemnification provided in this Section 11.4 if, by reason of such Covered Person’s Corporate Status, such Covered Person is, or is threatened to be made, a party to or is otherwise involved in any Proceeding brought by or in the right of the Corporation to procure a judgment in its favor. Such Covered Person shall be indemnified against Expenses, judgments, penalties, and amounts paid in settlement, actually and reasonably incurred by such Covered Person or on such Covered Person’s behalf in connection with such Proceeding if such Covered Person acted in Good Faith. Notwithstanding the foregoing, no such indemnification shall be made in respect of any claim, issue or matter in such Proceeding as to which such Covered Person shall have been adjudged to be liable to the Corporation if applicable law prohibits such indemnification; provided, however, that, if applicable law so permits, indemnification shall nevertheless be made by the Corporation in such event if and only to the extent that the Court which is considering the matter shall determine.

(b)

Notwithstanding any provision to the contrary in this Section, if the Board, Independent Counsel or the shareholders, as the case may be, making the determination with respect to indemnification as provided under Section 11.9 hereof, or the Court considering the matter determines that the act or omission which forms the basis for the claim which is the subject of the Proceeding violated the Corporation’s Code of Conduct then in effect, then, notwithstanding that fact, the Corporation may, to the extent authorized by the Board, indemnify such Covered Person against all Expenses, judgments, penalties and amounts paid in settlement, actually and reasonably incurred by such Covered Person or on such Covered Person’s behalf in connection with such proceeding if such Covered Person acted in Good Faith.

11.5 Indemnification of a Party Who is Wholly or Partly Successful.

Notwithstanding any other provision of this Article, to the extent that a Covered Person is, by reason of such Covered Person’s Corporate Status, a party to or is otherwise involved in and is successful, on the merits or otherwise, in any Proceeding, such Covered Person shall be indemnified to the maximum extent permitted by law, against all Expenses, judgments, penalties, fines, and amounts paid in settlement, actually and reasonably incurred by such Covered Person or on such Covered Person’s behalf in connection therewith. If such Covered Person is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Corporation shall indemnify such Covered Person to the maximum extent permitted by law, against all Expenses, judgments, penalties, fines, and amounts paid in settlement, actually and reasonably incurred by such Covered Person or on such Covered Person’s behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section 11.5 and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

11.6 Indemnification for Expenses of a Witness.

Notwithstanding any other provision of this Article, to the extent that a Covered Person is, by reason of such Covered Person’s Corporate Status, a witness in any Proceeding, such Covered Person shall be indemnified against all Expenses actually and reasonably incurred by such Covered Person or on such Covered Person’s behalf in connection therewith.

11.7 Advancement of Expenses.

Notwithstanding any provision to the contrary in this Article, the Corporation (acting through the chairman of the Board, president, executive vice president or any vice president of the Corporation) shall advance all reasonable Expenses which, by reason of a Covered Person’s Corporate Status, were incurred by or on behalf of such Covered Person in connection with any Proceeding, within twenty (20) days after the receipt by the Corporation of a statement or statements from such Covered Person requesting such advance or advances, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by the Covered Person and shall include or be preceded or accompanied by an undertaking by or on behalf of the Covered Person to repay any Expenses if it shall ultimately be determined that such Covered Person is not entitled to be indemnified against such Expenses. Any advance and undertakings to repay pursuant to this Section 11.7 shall be unsecured and interest free. Advancement of Expenses pursuant to this Section 11.7 shall not require approval of the Board or the shareholders of the Corporation, or of any other person or body. The Secretary of the Corporation shall promptly advise the Board in writing of the request for advancement of Expenses, of the amount and other details of the advance and of the undertaking to make repayment pursuant to this Section 11.7.

11.8 Notification and Defense of Claim.

Promptly after receipt by a Covered Person of notice of the commencement of any Proceeding, such Covered Person shall, if a claim is to be made against the Corporation under this Article, notify the Corporation of the commencement of the Proceeding. The omission so to notify the Corporation will not relieve it from any liability which it may have to such Covered Person otherwise under this Article. With respect to any such Proceedings to which such Covered Person notifies the Corporation:

(a)	The Corporation will be entitled to participate in the defense at its own expense.

(b)

Except as otherwise provided below, the Corporation jointly with any other indemnifying party similarly notified will be entitled to assume the defense with counsel reasonably satisfactory to the Covered Person. After notice from the Corporation to the Covered Person of its election to assume the defense of a suit, the Corporation will not be liable to the Covered Person under this Article for any legal or other expenses subsequently incurred by the Covered Person in connection with the defense of the Proceeding other than reasonable costs of investigation or as otherwise provided below. The Covered Person shall have the right to employ his own counsel in such Proceeding but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense shall be at the expense of the Covered Person unless (i) the employment of counsel by the Covered Person has been authorized by the Corporation, (ii) the Covered Person shall have concluded reasonably that there may be a conflict of interest between the Corporation and the Covered Person in the conduct of the defense of such action and such conclusion is confirmed in writing by the Corporation’s outside counsel regularly employed by it in connection with corporate matters, or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such Proceeding, in each of which cases the fees and expenses of counsel shall be at the expense of the Corporation. The Corporation shall not be entitled to assume the defense of any Proceeding brought by or in the right of the Corporation or as to which the Covered Person shall have made the conclusion provided for in (ii) above and such conclusion shall have been so confirmed by the Corporation’s said outside counsel.

(c)

Notwithstanding any provision of this Article to the contrary, the Corporation shall not be liable to indemnify the Covered Person under this Article for any amounts paid in settlement of any Proceeding or claim effected without its written consent. The Corporation shall not settle any Proceeding or claim in any manner which would impose any penalty, limitation or disqualification of the Covered Person for any purpose without such Covered Person’s written consent. Neither the Corporation nor the Covered Person will unreasonably withhold their consent to any proposed settlement.

(d)

If it is determined that the Covered Person is entitled to indemnification not covered by defense of the claim afforded under subparagraph (b) above, payment to the Covered Person of the additional amounts to be indemnified shall be made within ten (10) days after determination.

11.9 Method of Determination.

A determination (if required by applicable law in the specific case) with respect to a Covered Person’s entitlement to indemnification shall be made (a) by the Board by a majority vote of a quorum consisting of Disinterested Directors, or (b) in the event that a quorum of the Board consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to the Covered Person seeking indemnification, or (c) by the holders of a majority of the votes of the outstanding shares at the time entitled to vote on matters other than the election or removal of directors, voting as a single class, including the shares of the Covered Person seeking indemnification.

11.10 Presumptions and Effect of Certain Proceedings.

(a)

Burden of Proof. In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that the Covered Person is entitled to indemnification under this Article if such Covered Person has submitted a request for indemnification including such documentation and information as is reasonably available to such Covered Person and is reasonably necessary to determine whether and to what extent such Covered Person is entitled to indemnification and the Corporation shall have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption.

(b)

Effect of Other Proceedings. The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of guilty or of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Article) of itself adversely affect the right of a Covered Person to indemnification or create a presumption that a Covered Person violated the Corporation’s Code of Conduct or did not act in Good Faith.

(c)

Actions of Others. The knowledge and/or actions, or failure to act, of any director, officer, employee, agent, trustee or fiduciary of the Enterprise shall not be imputed to a Covered Person for purposes of determining the right to indemnification under this Article.

11.11 Non-Exclusivity.

The rights of indemnification and to receive advancement of Expenses as provided by this Article shall not be deemed exclusive of any other rights to which a Covered Person may at any time be entitled under applicable law, the Charter, these By-Laws, any agreement, a vote of shareholders or a resolution of the Board, or otherwise. No amendment, alteration, rescission or replacement of this Article or any provision hereof shall be effective as to a Covered Person with respect to any action taken or omitted by such Covered Person in such Covered Person’s Corporate Status prior to such amendment, alteration, rescission or replacement.

11.12 Insurance.

The Corporation may maintain, at its expense, an insurance policy or policies to protect itself and any Covered Person, officer, employee or agent of the Corporation or another Enterprise against liability arising out of this Article or otherwise, whether or not the Corporation would have the power to indemnify any such person against such liability under the Delaware General Corporation Law.

11.13 No Duplicative Payment.

The Corporation shall not be liable under this Article to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that a Covered Person has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

11.14 Severability.

If any provision or provisions of this Article shall be held to be invalid, illegal or unenforceable for any reason whatsoever:

(a)

the validity, legality and enforceability of the remaining provisions of this Article (including without limitation, each portion of any Section of this Article containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and

(b)

to the fullest extent possible, the provisions of this Article (including, without limitation, each portion of any Section of this Article containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.